September 19, 2023

Northern Lights Fund Trust IV

225 Pictoria Drive, Suite 450

Cincinnati, OH 45246

Dear Board Members:

This letter is in response to your request for our opinion in connection with the filing of Post-Effective Amendment No. 330 to the Registration Statement, File Nos. 333-204808 and 811-23066 (the “Registration Statement”), of Northern Lights Fund Trust IV (the “Trust”).

We have examined a copy of the Trust’s Agreement and Declaration of Trust, the Trust’s By-laws, the Trust's record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Trust and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed. We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.

Based upon the foregoing, we are of the opinion that, after the applicable Post-Effective Amendment is effective for purposes of applicable federal and state securities laws, the shares of each series listed on the attached Exhibit A (the “Funds”), if issued in accordance with the then current Prospectus and Statement of Additional Information of the applicable Fund, will be legally issued, fully paid and non-assessable.

We hereby give you our permission to file this opinion with the U.S. Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 330 to the Registration Statement. This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent. This opinion is prepared for the Trust and its shareholders and may not be relied upon by any other person or organization without our prior written approval.

Very truly yours,

/s/ Thompson Hine LLP

Thompson Hine LLP

PBS/JMS

EXHIBIT A

1.	Anchor Risk Managed Credit Strategies Fund
2.	Anchor Risk Managed Equity Strategies Fund
3.	Anchor Risk Managed Global Strategies Fund
4.	Brookstone Active ETF
5.	Brookstone Dividend Stock ETF
6.	Brookstone Growth Stock
7.	Brookstone Intermediate Bond ETF
8.	Brookstone Opportunities ETF
9.	Brookstone Ultra-Short Bond ETF
10.	Brookstone Value Stock ETF
11.	Brookstone Yield ETF
12.	FMC Excelsior Focus Equity ETF
13.	FormulaFolios Hedged Growth ETF
14.	FormulaFolios Smart Growth ETF
15.	FormulaFolios Tactical Growth ETF
16.	FormulaFolios Tactical Income ETF
17.	Fulcrum Diversified Absolute Return Fund
18.	Inspire 100 ETF
19.	Inspire Corporate Bond ETF
20.	Inspire Faithward Mid Cap Momentum ETF
21.	Inspire Fidelis Multi Factor ETF
22.	Inspire Global Hope ETF
23.	Inspire International ETF
24.	Inspire Small/Mid Cap ETF
25.	Inspire Tactical Balanced ETF
26.	Inverse Cramer Tracker ETF
27.	LGM Risk Managed Total Return Fund
28.	Long Cramer Tracker ETF
29.	Main BuyWrite ETF
30.	Main International ETF
31.	Main Sector Rotation ETF
32.	Main Thematic Innovation ETF
33.	Moerus Worldwide Value Fund
34.	Monarch Ambassador Income ETF

35.	Monarch Blue Chips Core ETF
36.	Monarch ProCap ETF
37.	National Security Emerging Markets Index ETF
38.	R3 Global Dividend Growth ETF
39.	Sterling Capital Diverse Multi-Manager Active ETF
40.	Sterling Capital Focus Equity ETF
41.	USA Mutuals All Seasons Fund
42.	USA Mutuals Vice Fund